Exhibit 99.1


                  VON HOFFMANN CORPORATION ANNOUNCES PRICING OF
                        TENDER OFFER FOR ITS SENIOR NOTES


St. Louis, Missouri, September 20, 2004 - Von Hoffmann Corporation (the "Company") announced today that it has determined the price for its previously announced tender offer and consent solicitation for its 10 1/4% Senior Notes Due 2009 (the "Notes"). The Notes are being tendered pursuant to an Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase") dated August 19, 2004, which more fully sets forth the terms and conditions of the cash tender offer to purchase any and all of the $275,000,000 outstanding principal amount of the Notes (the "Tender Offer") and the consent solicitation to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the indenture governing the Notes (the "Consent Solicitation"). If the Tender Offer expires at the expiration date and time currently scheduled (5:00 p.m., New York City time on October 4, 2004, unless extended), the Total Consideration (as that term is defined in the Offer to Purchase) will be $1,109.19 for each $1,000 principal amount of Notes tendered and accepted for payment in accordance with the terms of the Offer to Purchase.

The Total Consideration includes a consent payment of $20.00 for each $1,000 principal amount of Notes. All holders who validly tender their Notes pursuant to the Offer to Purchase and prior to the expiration time will receive the Total Consideration. In addition, each holder of Notes will be paid accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the payment date. The payment date for Notes validly tendered and accepted for payment is expected to be Tuesday, October 5, 2004, unless the Tender Offer is extended or earlier terminated.

The Tender Offer Consideration (as that term is defined in the Offer to Purchase) for the Notes was determined by reference to a fixed spread of 75 basis points over the bid side yield to maturity on the 1.625% U.S. Treasury Note due March 31, 2005 (as quoted on the Bloomberg Government Pricing Monitor on page PX3 at 10:00 a.m., New York City time, on September 20, 2004).

The Company reserves the right to extend the expiration date and time of the Tender Offer at any time subject to applicable law. In the event that the Tender Offer is extended for any period of time longer than three business days from the currently scheduled expiration date, a new price determination date will be established that will be the tenth business day immediately preceding the expiration date as extended.

The obligation of the Company to accept the Notes for purchase and to pay the Total Consideration is conditioned on, among other things, the satisfaction or waiver of the conditions to the closing of previously announced transactions involving affiliates of Kohlberg Kravis Roberts & Co. and DLJ Merchant Banking Partners, including the merger of Von Hoffmann Holdings, the Company's parent, with VHH Merger, Inc., a wholly-owned subsidiary of Fusion Acquisition LLC, and the contribution of Von Hoffmann Holdings to Jostens Holding Corp.

Credit Suisse First Boston LLC is acting as dealer manager and solicitation agent for the Tender Offer and Consent Solicitation. The information agent is MacKenzie Partners, Inc. and the Depositary is The Bank of New York. Questions regarding the Tender Offer and Consent Solicitation may be directed to Credit Suisse First Boston LLC by telephone at (800) 820-1653 (toll free) and (212) 538-0652 (call collect). Requests for copies of the Offers to Purchase and related documents may be directed to MacKenzie Partners, Inc., by telephone at
(800) 322-2885 (toll free) and (212) 929-5500 (call collect) or by email at proxy@mackenziepartners.com.


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
Von Hoffmann Corp. is a leading manufacturer of four-color case-bound and soft-cover educational textbooks and related components for major publishers of books in the United States. In addition to textbook manufacturing, Von Hoffmann Corp. provides a full range of printing and design services from early design to final distribution. The company manufactures products sold to the commercial marketplace where they target business-to-business catalog manufacturers, the federal government printing office, trade publishers, health-care catalog manufacturers, the financial services industry and numerous other niche markets.

                                      # # #

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offers and consent solicitations are being made solely by the Offer to Purchase and Consent Solicitation Statements dated August 19, 2004.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.





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